Exhibit 99.1


Southwest Water Company Reports Preliminary Financial Results for 2004

    LOS ANGELES--(BUSINESS WIRE)--Feb. 10, 2005--Southwest Water Company (NASDAQ:SWWC) today announced that, for the year ended December 31, 2004, it expects to report revenues of approximately $188 million, income before taxes of approximately $7 million and net income of approximately $4.4 million. The company noted that these preliminary results for 2004 are unaudited. In 2003, Southwest Water's revenues totaled $173 million, with income before taxes of $11.2 million and net income of $7.2 million.
    The 2004 full-year estimate for revenue is approximately $2 million below the company's prior guidance, and estimated net income is approximately $3.6 million less than guidance. The estimated income shortfall is primarily related to project work delays, unusually wet weather, reserves, severance amounts, and higher-than-anticipated expenses for Sarbanes Oxley documentation and testing.
    Anton C. Garnier, Southwest Water chairman and chief executive officer, said, "There were numerous fourth quarter factors that collectively contributed to our shortfall, but no one specific factor was principally responsible for our underperformance. Looking to 2005, we are taking appropriate steps to resume positive momentum in both the Utility and Services Groups. We believe the fundamental strengths of our business remain firmly in place."
    Southwest Water anticipates releasing its complete financial results for 2004 and hosting a conference call to discuss its operations and answer questions in early March.
    Southwest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission, including the company's 2003 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.


    CONTACT: Southwest Water Company
             Richard J. Shields, 213-929-1800
             www.swwc.com
             or
             PondelWilkinson Inc.
             Cecilia Wilkinson or Robert Jaffe
             310-279-5970 or 310-279-5969
             www.pondel.com